Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the financial position or results of operations of Atlantic Tele-Network, Inc. (the “Company” or “ATN”) or the Alltel Divested Markets (“Alltel”), acquired from Celco Partnership d/b/a Verizon Wireless (“Verizon”), actually would have been if the acquisition of Alltel by the Company had been completed as of and for the periods indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company after consummation of the acquisition.

Pro forma adjustments related to the unaudited pro forma condensed combined income statements give effect to certain events that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. Pro forma adjustments related to the unaudited pro forma condensed combined balance sheet give effect to events that are directly attributable to the Alltel acquisition, and that are factually supportable regardless of whether they have a continuing impact or are non-recurring.

The unaudited pro forma condensed combined financial information is based on a number of other assumptions and estimates and is subject to a number of uncertainties relating to the Alltel acquisition and related matters, including, among other things, estimates, assumptions and uncertainties regarding (1) the estimated fair values of certain assets and liabilities acquired, which are sensitive to assumptions and market conditions, (2) the actual amount of gain that will arise from the acquisition, (3) the amount of costs relating to the acquisition and transition period and (4) the amount of actual roaming revenue and expenses as well as the roaming patterns of subscribers under a disaggregated network. In particular, given the fact that the business and assets acquired were operated as part of a much larger separate business, the assumptions regarding the separation of the networks, retail service areas, and overall network coverage areas are complex and estimates of certain revenue and expense items are made with a greater degree of uncertainty than in many other business combinations and (5) the timing and amount of universal service fund payments to the Company for which the Company generally needs to re-qualify.

Unaudited Pro Forma Condensed Combined Financial Information for Atlantic Tele-Network, Inc. and Alltel

The following unaudited pro forma condensed combined financial information has been prepared by the Company’s management and gives pro forma effect to the completion of i) the acquisition by the Company of the assets and liabilities of Alltel and the non-controlling interests of certain subsidiaries of Alltel (the “Acquisition”) and, ii) the application of the proceeds from the Company’s new credit facility, entered into on January 20, 2010 (the “2010 Credit Facility”).

The unaudited pro forma condensed combined statements of operations combine the historical consolidated statements of operations of the Company and Alltel, giving effect to the Acquisition and the completion of the 2010 Credit Facility as if they had occurred on January 1, 2009. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of the Company and Alltel, giving effect to the Acquisition and the completion of the 2010 Credit Facility as if they had been consummated on December 31, 2009. You should read this unaudited pro forma information in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information, the historical financial statements of the Company filed with the Securities and Exchange Commission (“SEC”), and historical financial statements of Alltel filed herein.

The Acquisition is treated herein as a purchase of Alltel by the Company, in accordance with Accounting Standards Codification (ASC) 805, business combinations. Accordingly, a gain arising from the Acquisition has been determined as the excess of the fair value of the net assets acquired over the acquisition cost. In the unaudited pro forma condensed combined balance sheet, the Company’s cost to acquire Alltel has been allocated to the assets acquired and liabilities assumed based upon the Company’s preliminary estimate of their respective fair values as of the date of the Acquisition.

Definitive allocations have not been completed and continue to be refined based upon certain valuations and other studies after the closing date of the Acquisition. Accordingly, the pro forma adjustments relating to the purchase price allocation are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value. Thus, the final purchase price allocation may differ in material respects from that presented in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as decreased depreciation and amortization expense on acquired tangible and intangible assets.

Items Not Reflected in the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined income statements do not include the impacts of any revenue, cost or other operating synergies that may have resulted or may result in the future from the Acquisition. Therefore, certain revenue and expense amounts will likely be very different, both in total and as a percent of overall revenue and expense, in future periods even if the Company were to continue the exact same pricing, service scope, and subscriber levels as in the past.  For example, roaming revenue and expense, as disclosed in the Revenue-Affiliates and Affiliate service costs in the unaudited pro forma statement of operations, and many network operating expenses will likely be significantly different as a result of the disaggregation from the larger operating area and network.

Based on Atlantic Tele-Network Inc.’s review of the summary of significant accounting policies disclosed in the financial statements of Alltel, the nature and amount of any adjustments to the historical financial statements of Alltel to conform its accounting policies to those of Atlantic Tele-Network, Inc. are not expected to be significant. Further review of the accounting policies and financial statements of Alltel may result in revisions to the policies and classifications of Alltel in order to conform to the policies and classifications of Atlantic Tele-Network, Inc.

Both the Company and Alltel incurred certain expenses in the amount of $32.9 million in connection with the Acquisition. These expenses are not reflected in the unaudited pro forma combined statements of operations for the year ended December 31, 2009 as they were direct, incremental and non-recurring to the Acquisition and are not expected to have a continuing impact on operations.

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2009

	(a) ATN	(a) Alltel	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$90,247	$52	$(36,664	)(b)	$53,636
Restricted cash	5,248	—	—		5,248
Accounts receivable, net	26,831	36,127	—		62,958
Materials and supplies	5,917	6,285	—		12,202
Deferred income taxes	3,046	—	—		3,046
Prepayments and other current assets	5,226	5,811	—		11,037
Total current assets	136,515	48,275	(36,664)		148,127

Fixed assets, net	217,015	159,797	2,883	(c)	379,695
Licenses	34,830	26,478	23,522	(c)	84,830
Goodwill	40,361	—	—		40,361
Trade name license	—	—	39,500	(c)	39,500
Customer relationships, net	1,848	11,953	38,247	(c)	52,048
Deferred income taxes	9,085	39,045	(39,045	)(c)	9,085
Other assets	6,900	27,365	(11,428	)(b),(c)	22,838

Total assets	$446,554	$312,913	$17,016		$776,483

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$3,694	$—	$—		$3,694
Accounts payable and accrued liabilities	29,717	20,961	—		50,678
Dividends payable	3,055	—	—		3,055
Accrued taxes	9,900	—	—		9,900
Advanced payments and deposits	3,756	14,679	—		18,435
Other current liabilites	6,765	—	—		6,765
Total current liabilities	56,887	35,640	—		92,527

Deferred income taxes	32,171	—	21,176	(c)	53,347
Other liabilities	5,512	22,402	11,369	(c)	39,283
Long term debt, excluding current portion	69,551	—	190,000	(b)	259,551
Total liabilities	164,121	58,042	222,545		444,708

Common stock	158	—	—		158
Treasury stock	(4,687)	—	—		(4,687)
Additional paid-in capital	108,720	220,167	(220,167	)(c)	108,720
Retained earnings	156,827	—	32,300	(c)	189,127
Accumulated other comprehensive loss	(5,272)	—	—		(5,272)
Total Atlantic Tele-Network, Inc. stockholders’ equity	255,746	220,167	(187,867)		288,046

Non-controlling interests	26,687	34,704	(17,662	)(c)	43,729
Total equity	282,433	254,871	(205,529)		331,775
Total liabilities and equity	$446,554	$312,913	$17,016		$776,483

Unaudited Pro Forma Statement of Operations

Year Ended December 31, 2009

	(a) ATN	(a), (j) Alltel	Pro Forma Adjustments		Pro Forma Combined

Revenue:
Wireless	$147,024	$452,794	$—		$599,818
Local telephone and data	55,297	—	—		55,297
International Long Distance	38,181	—	—		38,181
Equipment and other	1,201	53,971	—		55,172
Affiliate	—	163,688 (d)	—		163,688

Total revenues	241,703	670,453	—		912,156

Operating expenses (excluding depreciation and amortization unless otherwise indicated):
Termination and access fees	45,276	96,479	—		141,755
Selling, general and administrative	80,684	202,153	(2,995	)(f)	279,842
Cost of equipment	—	87,957	—		87,957
Affiliate service costs	—	153,609 (d)	—		153,609
Acquisition related charges	7,163	25,736	(32,899	)(e)	—
Depreciation and amortization	38,889	33,837	(11,662	)(f)	61,064

Operating expenses	172,012	599,771	(47,556)		724,227

Income from operations	69,691	70,682	47,556		187,929

Other income (expense), net:
Interest expense	(3,706)	(58)	(10,389	)(g)	(14,153)
Interest income	1,153	—	(137	)(h)	1,016
Other income, net	605	—	—		605

Other income (expense), net	(1,948)	(58)	(10,526)		(12,532)

Income before taxes	67,743	70,624	37,030		175,397
Income taxes	31,160	29,336	14,664		75,160

Income before equity in earnings of unconsolidated affiliates	36,583	41,288	22,366		100,237
Equity in earnings of unconsolidated affiliates	—	6,253	—		6,253

Net income	36,583	47,541	22,366		106,490
Less: Net income attributable to non-controlling interests, net of tax	(1,044)	(3,596)	—		(4,640)

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$35,539	$43,945	$22,366		$101,850

Net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Basic	$2.33				$6.69

Diluted	$2.32				$6.64

Weighted average common shares outstanding:
Basic	15,234				15,234

Diluted	15,337				15,337

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(in thousands, except share data)

(a)          Certain reclassifications have been made to the historical presentation of Atlantic Tele-Network, Inc. and Alltel to conform to the presentation used in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations.

(b)         Reflects the adjustment for the net proceeds from the 2010 Credit Facility and the use of the proceeds to fund the Acquisition:

Borrowings under 2010 Credit Facility- Term Loan B	$150,000
Borrowings under 2010 Credit Facility- Revolving Credit Facility	40,000

Pro forma adjustment to long-term debt	190,000
Transaction costs- 2010 Credit Facility	(3,938)
Acquisition of Alltel- purchase price	(222,726)

Pro forma adjustment to cash	$(36,664)

(c)          Atlantic Tele-Network, Inc. has completed its preliminary assessment of the fair value of assets acquired and liabilities assumed of Alltel.  The table below represents a preliminary assessment of the total acquisition cost to the tangible and intangible assets and liabilities of Alltel based on management’s preliminary estimate of their acquisition date fair values:

Total cash consideration	$222,726

Preliminary purchase price allocation:
Current assets	48,275
Property, plant and equipment	162,680
Identifiable intangible assets	139,700
Other long term assets	12,000
Current liabilities	(35,640)
Other long term liabilities	(33,771)
Deferred tax liabilities	(21,176)
Non-controlling interests	(17,042)
Net assets acquired	255,026

Gain on bargain purchase, net of estimated taxes of $21,176	$32,300

The gain is not reflected in the Unaudited Pro Forma Statement of Operations since it is a nonrecurring charge, however is included in Retained Earnings within the Unaudited Pro Forma Balance Sheet.

(d)         Affiliate revenues and affiliate service costs represent the effects of certain roaming arrangements between Verizon and Alltel that the Company expects to significantly change subsequent to the Acquisition.  Alltel anticipates receiving minimal roaming revenues from Verizon since we expect Verizon to optimize the use of their own network to reduce their roaming costs.  Meanwhile, we expect to continue incurring substantial roaming costs as Alltel subscribers roam into territories serviced by Verizon.

(e)          Reverses acquisition related costs since these costs are direct and incremental to the Acquisition and are not expected to be recurring.

(f)            Reflects the adjustment to depreciation and amortization of Alltel’s tangible and intangible assets arising from their estimated fair values and useful lives.  The estimated depreciation and amortization, as if the acquisition had occurred on January 1, 2009, are as follows:

	Estimated	Depreciation and
	useful life	amortization
	(in years)	expense
Fixed assets	3-39	$17,417
Trade name	28	1,411
Customer lists	15	3,347
Pro forma depreciation and amortization expense		22,175
Historical depreciation and amortization expense		33,837
Pro forma adjustment to depreciation and amortization expense		$(11,662)

	Estimated	Selling, general
	useful life	and administrative
	(in years)	expenses
Proforma adjustment for unfavorable leases	10	(2,995)

(g)         To record additional interest expense at a weighted-average interest rate of 5.08% on the incremental borrowings identified in Note (b) above.  An increase in interest rates of .125% on our variable rate debt would increase the pro forma interest expense by $244 for the year ended December 31, 2009.

(h)         To record the reduction in interest income as a result of the pro forma reduction in cash as identified in Note (b) above.

(i)             To record income tax expense at an estimated effective tax rate of 39.6% on all pro forma adjustments above.

(j)             Alltel’s historical financial statements include significant corporate allocations from its parent company, Verizon, which may not be incurred by Alltel, subsequent to the Acquisition.